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                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                    Year Ended December 31,
                                                     1999               1998
                                                     ----               ----
Basic earnings:

Net loss                                        $ (2,655,752)      $ (3,696,457)
                                                ------------       ------------

Shares:
   Weighted common shares outstanding             22,352,926          6,836,755
                                                ------------       ------------
Net loss per share                              $       (.12)      $       (.54)
                                                ============       ============

Diluted earnings:

Net loss                                        $ (2,655,752)       $(3,696,457)
                                                ------------       ------------

Shares:
   Weighted common shares outstanding             22,352,926          6,836,755
     Employee stock options                             --                 --
     Other stock options                                --                 --
     Convertible note                                   --                 --
                                                ------------       ------------
Total weighted shares outstanding                 22,352,926          6,836,755
                                                ------------       ------------

Diluted net loss per common share               $       (.12)      $       (.54)
                                                ============       ============
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